UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2004

Pliant Corporation

(Exact name of registrant as specified in its charter)

Utah
(State or other jurisdiction of incorporation)

333-40067
(Commission File Number)

87-0496065
(I.R.S. Employer Identification No.)

1475 Woodfield Road, Suite 700, Schaumburg, Illinois 60173
(Address of principal executive offices)

Registrant’s telephone number, including area code: (847) 969-3300

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURES
Form of Amenment to Credit Agreement

Item 1.01. Entry into a Material Definitive Agreement

     On December 23, 2004, Pliant Corporation (the “Company” or “we”) entered into an amendment to its revolving credit facility.

     Pursuant to the amendment, the limitations on amounts available for borrowing under the facility have been revised. As amended, if our fixed coverage ratio (defined in the revolving credit facility), as reported as of the end of a fiscal quarter, is less than the ratio specified for that period (see below), our borrowings are limited to (a) the lesser of (i) $100 million and (ii) the borrowing base, minus (b) $15 million. The borrowing base consists of the sum of eligible accounts receivable and eligible inventory.

     The applicable fixed coverage ratios are as follows:

Fiscal Quarter End	Ratio
September 30, 2004	0.95 to 1.00
December 31, 2004	0.95 to 1.00
March 31, 2005	0.90 to 1.00
June 30, 2005	0.90 to 1.00
September 30, 2005	0.90 to 1.00
December 31, 2005	0.90 to 1.00
March 31, 2006	0.95 to 1.00
June 30, 2006	1.00 to 1.00
September 30, 2006	1.00 to 1.00
December 31, 2006	1.00 to 1.00
March 31, 2007 and thereafter	1.10 to 1.00

     In addition, at any time that our borrowing base is less than $110 million and our fixed charge coverage ratio is less than 1.10 to 1.00, our borrowings will be limited to the borrowing base minus $10 million.

     As of September 30, 2004, our fixed coverage ratio was 1.00 to 1.00 and, as of November 30, 2004, our borrowing base was approximately $105 million. Accordingly, funds available for borrowing under the revolving credit facility, as amended, as of the date hereof are approximately $95 million, subject to further reduction for amounts under outstanding letters of credit, which as of the date hereof are $6.7 million. This represents an increase of $20 million in our funds available for borrowing as a result of the amendment.

     The amendment also allows us to refinance our senior secured discount notes, our senior secured notes or our senior subordinated notes, provided that, among other things, any refinancing has a principal amount and an interest rate no greater than the debt being refinanced, and the terms of the refinancing are no less favorable to the lenders under the revolving credit facility than those of the debt being refinanced.

     In addition, the amendment clarifies our ability to pledge assets of certain of our foreign subsidiaries for the purpose of securing trade credit, with such secured trade credit, when combined with certain indebtedness permitted under the revolving credit facility, subject to a limit of $35 million.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Document
10.61	Form of Amendment, dated as of December 22, 2004, to the Credit Agreement dated as of February 17, 2004, among Pliant Corporation, Uniplast Industries Co., the subsidiary borrowers party to the Credit Agreement, the financial institutions party to the Credit Agreement as Lenders, Credit Suisse First Boston, as Administrative Agent and Documentation Agent, General Electric Capital Corporation, as Successor Collateral Agent, and JPMorgan Chase Bank, as Syndication Agent.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PLIANT CORPORATION
Dated: December 23, 2004	By:	/s/ James Ide
James Ide
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document
10.61	Form of Amendment, dated as of December 22, 2004, to the Credit Agreement dated as of February 17, 2004, among Pliant Corporation, Uniplast Industries Co., the subsidiary borrowers party to the Credit Agreement, the financial institutions party to the Credit Agreement as Lenders, Credit Suisse First Boston, as Administrative Agent and Documentation Agent, General Electric Capital Corporation, as Successor Collateral Agent, and JPMorgan Chase Bank, as Syndication Agent.

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